FOR IMMEDIATE RELEASE

      Innovo Group Reports Fiscal 2002 and Fourth Quarter Results
    Revenues More Than Triple From Prior Year and Company Returns to
                            Profitability

            -Fiscal 2002 Revenues up 219% to $29.6 million
          -Company Generates Operating Income of $1.19 million
             -Company Posts Net Income of $0.04 per share

LOS ANGELES, March 17, 2003 -- Innovo Group, Inc. (NASDAQ: INNO), a sales and marketing organization designing and selling apparel and accessory products for the retail, private label and specialty markets, today announced its fiscal year and fourth quarter results for fiscal 2002, with the Company returning to profitability and posting annual revenues of $29.6 million or a 219% increase compared to fiscal 2001.

Net sales for the twelve-months ended November 30, 2002, were $29,609,000, compared with $9,292,000 for the fiscal year ended December 1, 2001. Gross profit of $9,770,000 for fiscal 2002 was more than triple the $2,959,000 realized in the year earlier period.

Operating Income for fiscal 2002 was $1,189,000 compared to an operating loss of $399,000 in fiscal 2001. Net income on a fully diluted basis for the full year ended November 30, 2002 amounted to $572,000, or $.04 per share, compared with a net loss of $618,000, or $.04 per share, in the same period last year. Weighted average shares outstanding on a fully diluted basis was 16,109,000 for fiscal 2002, compared with 14,315,000 in the prior comparative period.

"These record-setting results are an important milestone for the Company and its future development," said Innovo Group CEO Jay Furrow. "All three of our key operating subsidiaries, Innovo, Inc. ("Innovo"), Joe's Jeans, Inc. ("Joe's") and Innovo Azteca Apparel, Inc. ("IAA"), were major contributors in generating these results. The goals we have set for the Company are high and numerous, but returning the Company to profitability was the first."


Furrow continued, "the ability of the Company to return positive financial results, even in a difficult economic climate, is a very positive statement about the Company's capabilities. We believe that positive results for 2002 are largely attributable to the Company's diversified operating model that allows us to offer a wide range of products to multiple distribution channels. We are focused on continuing the expansion our product mix, our distribution channels and our customer base and we believe that this diversified operating strategy will give the Company the opportunity to continue to reach its goals going forward."

Net sales for the fourth quarter ended November 30, 2002, were $9,458,000, up 167% compared with $3,546,000 in the fourth quarter ended December 1, 2001. Gross profit of $3,156,000 in the fourth quarter more than quadrupled the $763,000 realized in the same quarter last year.

Operating income for the fourth quarter of 2002 was $236,000 compared to an operating loss of $415,000 in the fourth quarter of fiscal 2001. Net income on a fully diluted basis was $41,000, or $.00 per share, compared with a net loss of $540,000, or $.04 per share, in the fourth quarter of 2001. Weighted average shares outstanding on a fully diluted basis for the fourth quarter of 2002 was 17,769,000 compared to 14,869,000 in the fourth quarter of fiscal 2001.

Revenues

The Company's combined net sales for fiscal 2002 increased to $29,609,000 from $9,302,000 in fiscal 2001, a 219% increase. The Company's accessory business, conducted by its Innovo subsidiary, accounted for 41% of the Company's net revenues and the Company's apparel subsidiaries, Joe's and IAA, represented 59% of the Company's net revenues.

According to Furrow, Innovo's accessory business increased its revenues by 114% in fiscal 2002, reflecting the higher sales for Innovo's Bongo fashion accessory line, its successful entry into the private label accessory business and the increased demand for Innovo's craft products.

"During the period, Innovo's Bongo product line experienced increased demand from a growing customer base as a result of Innovo's ability to provide fashion forward products at competitive prices," said Furrow. Innovo expanded its operations with its entry into the private label business with such customers as American Eagle Outfitters, Inc., capitalizing on Innovo's existing capabilities in the accessory business. Innovo's craft division increased its revenues by approximately 62% during the period in response to Innovo's expansion with its existing customers as well as with new customers Innovo obtained during the period.

Furrow noted that during fiscal 2002, Joe's revenues increased by 504% compared with the fiscal 2001. Results for fiscal 2002 reflect Joe's first full twelve-month business cycle. During 2002, denim products sold well at the retail level, and Joe's was able to take advantage of this demand. Furrow stated that "Joe's is continuing to diversify its products offerings to meet changing trends in the high fashion apparel markets, and we believes Joe's 2003 product line will respond well to current fashion trends and expectations."

In fiscal 2002, Joe's experienced increased demand in both the domestic and international marketplaces as a result of increased brand awareness and the design and quality characteristics associated with Joe's products.

Building on that demand, Joe's entered the Japanese marketplace during the year with the formation of a Company owned Japanese subsidiary, Joe's Jeans Japan, Inc. ("JJJ"). Additionally, during the period, Joe's began selling its products in Europe and Canada through the use of independent distributors. During fiscal 2002, sales in Japan represented approximately 21% of Joe's total revenues, while other international sales represented approximately 10% of Joe's total revenues.

Revenues for IAA were up 292% in fiscal 2002 compared with the prior year, said Furrow. "IAA was formed in August 2001, and once again in fiscal 2002, we benefited from the first full twelve-month business cycle for this
operation,"  Furrow  noted.  In  fiscal   2002,  IAA's  products   primarily
consisted on denim jeans and knit shirts to two main private label customers.

In an effort to help compliment IAA's private label division, the Company has created a second division within IAA to focus on branded product development. Within this division, IAA has entered into licensing agreements with Mattel, Inc. for the licensing rights to develop, market and distribute apparel and accessory products bearing the Hot Wheels? trademark. IAA's branded division has also entered into a licensing agreement for the creation of apparel and accessory products bearing the likeness of Lil Bow Wow, the multi-platinum recording artist. As a start up operation, the branded division did not record fiscal 2002 revenues, but the IAA branded division is expected to generated a material part of IAA's revenues in future periods, Furrow said.

Gross Margin

The Company's gross margin increased from approximately 32% in fiscal 2001 to approximately 33% in fiscal 2002. With the Company's increase in revenues is fiscal 2002 and the Company's consistent gross margins, the Company's gross profit increased by $6,811,000 to $9,770,000 in fiscal 2002 compared to fiscal 2001, representing a 230% increase.

SG&A

As the Company recorded both a tripling of revenue for the fiscal year, and a return to profitability, it also experienced increases in selling, general and administrative ("SG&A") expenses consistent with the investment needed to support the revenue growth during the period. SG&A expenses increased in 2002 by approximately 161% from $3,191,000 in 2001 to $8,325,000 in 2002.
The increase in SG&A expenses is largely a result of an increase in expenses to support the Company's revenues growth during the period. During the period, the Company incurred a significant increase in wages, advertising, travel, professional fees, sales shows and other expenses related to the Company's revenue growth.

Depreciation and Amortization

Depreciation and Amortization expenses for the Company increased in fiscal 2002 to $256,000 from $167,000 in fiscal 2001, an increase of 53.3%. The increase is primarily attributable to IAA's amortization of assets purchased pursuant to the acquisition from which IAA was formed.

Operating Income

The Company's had a net operating income of $1,189,000 for fiscal 2002 compared to a net operating loss of $399,0000 in fiscal 2001. The Company's increase in operating income is largely attributable to the significant increase in revenues in fiscal 2002 compared to fiscal 2001 and the Company's ability to maintain its gross margins during fiscal 2002. The Company's expenses increased significantly in fiscal 2002, however, the Company' higher gross profit offset the increase in expenses, resulting in a significant increase in net operating income for the period.

About Innovo Group Inc.

Innovo Group, Inc. through its subsidiaries Innovo, Inc., Innovo Azteca Apparel, Inc. and Joe's Jeans, Inc., is a sales and marketing organization designing and selling apparel and accessory products to the retail, private label and specialty markets. The Company's Innovo subsidiary markets accessory products such as licensed and non-licensed fashion handbags, purses, wallets, hats, backpacks, waist packs, handbags and craft totebags and aprons. The Company's apparel products consist of men's and women's apparel products and are sold by the Company's Joe' Jeans, Inc. a nd Innovo Azteca Apparel, Inc. subsidiaries. More information is available at the company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words "believe," "estimate, "project, " "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, successful implementation of its strategic plan, the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company, the ability to obtain new financing from other financing sources, the ability to generate positive cash flow from operations and asset sales, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securitie s and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Innovo Group, Inc.
Donna Drewrey, 865-546-1110

Innovo Group, Inc.
Shane Whalen, 323-278-6764

Investor Relations Network
Tom Gavin, 909-279-8884

Consolidated Balance Sheets

(In thousands, except per share data)


                                               November 30     December 1
                                                   2002           2001
                                               -----------     ----------
Assets
Current Assets:
 Cash and cash equivalents                    $        222     $      292
 Accounts receivable and due from
  factor, net of allowance for
  uncollectible accounts of $383 (2002)
  and $164 (2001)                                    2,737          1,466
 Inventories                                         5,710          2,410
 Prepaid expenses and other assets                     279            180
                                               -----------      ---------
Total current assets                                 8,948          4,348

Property, plant and equipment, net                   1,419            973
Goodwill                                             4,271          4,271
Intangible assets,net                                  487            655
Other assets                                            18             --
                                               -----------      ---------
Total assets                                   $    15,143      $  10,247
                                               -----------      ---------
                                               -----------      ---------

Liabilities and stockholders' equity
 Current liabilities:
  Accounts payable and accrued expenses         $    2,438      $     697
  Due to related parties                             4,250            806
  Current maturities of long-term debt                 756            845
                                                ----------      ---------
total current liabilities                            7,444          2,348

Long-term debt, less current maturities              2,631          3,380

Commitments and contingencies

8% redeemable perferred stock, $0.10 par
 value:  Authorized shares-5,000
 Issued and outstanding shares 193,976(2002)
 and none (2001_                                        --             --

Stockholders' equity:

Common stock, $0.10 par value:
 Authorized shares-40,000
 Issued and outstanding shares-14,901 (2002)
 and 14,921 (2001)                                   1,491           1,491
Additional paid-in capital                          40,343          40,277
Accumulated deficit                                (33,507)        (34,079)
Accumulated other comprehensive loss                   (19)             --
Promissory note-officer                               (703)           (703)
Treasury stock, 58,419 (2002) and
 29,410 (2001) shares                               (2,537)         (2,467)
                                                 ---------       ---------
Total stockholders' equity                           5,068           4,519
                                                 ---------       ---------
Total liabilities and stockholders' equity       $  15,143       $  10,247
                                                 ---------       ---------

                                                 ---------       ---------

Consolidated Statements of Operations

(In thousands)

                                             Three                Twelve
                                         Months Ended          Months Ended
                                  November 30   December 1  November 30   December 1
                                     2002          2001         2002         2001
                                  -----------   ----------  -----------   ----------
Net sales                         $     9,458   $    3,546  $    29,609   $    9,292
Cost of goods sold                      6,302        2,783       19,839        6,333
                                  -----------   ----------  -----------   ----------
Gross Profit                            3,156          763        9,770        2,959

Operating expenses:
 Selling, general and
  administrative                        2,818        1,049        8,325        3,191
 Depreciation and amortization            102          129          256          167
                                  -----------   ----------   ----------   ----------
                                        2,920        1,178        8,581        3,358
                                  -----------   ----------   ----------   ----------
Income (loss) from operations             236         (415)       1,189         (399)

Interest expense                         (157)         (50)        (538)        (211)

Other income (expense), net               (46)          14           61           81
                                   ----------    ---------   ----------   ----------
Income (loss) before income taxes          33         (451)         712         (529)
Income taxes                               (8)          89          140           89
                                   ----------    ---------   ----------   ----------
Net Income (loss)                  $       41    $    (540)  $      572   $     (618)
                                   ----------    ---------   ----------   ----------
                                   ----------    ---------   ----------   ----------

Net Income (loss) per share
Basic                                    0.00        (0.04)        0.04        (0.04)
Diluted                                  0.00        (0.04)        0.04        (0.04)

Weighted average shares outstanding
Basic                                  14,856       14,869       14,856       14,315
Diluted                                17,769       14,869       16,109       14,315